UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

BE AT TV, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-186869	45-5355653
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13100 Boones Ferry Road, Lake Oswego, OR 97035

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (503) 882-8980

SBOR, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[  ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective December 20, 2013, we completed a merger with our wholly-owned subsidiary, Be At TV, Inc., a Nevada corporation, which was incorporated solely to effect a change in our name.  As a result, we have changed our name from “SBOR, Inc.” to “Be At TV, Inc.”

Also effective December 20, 2013, we effected a 16.5 to one forward stock split of our authorized and issued and outstanding common stock. As a result, our authorized capital of common stock increased from 100,000,000 shares of common stock with a par value of $0.0001 per share to 1,650,000,000 shares of common stock with a par value of $0.0001 per share and our previously outstanding 3,700,000 shares of common stock increased to 61,050,000 shares of common stock outstanding.

Our authorized preferred stock was not affected by the forward split of common stock and continues to be comprised of 10,000,000 shares of preferred stock having a par value of $0.0001 per share, of which no shares of preferred stock are currently outstanding.

Item 7.01 Regulation FD Disclosure

The name change and forward split became effective with the Over-the-Counter Bulletin Board at opening for trading on December 26, 2013 under the stock symbol “SBORD”. The new symbol of “BETV” will become effective on or about January 27, 2014 and our stock will commence trading under the new symbol at that time. Our new CUSIP number is 073303 109.

Item 9.01 Financing Statements and Exhibits

(d)           Exhibits

3.1          Articles of Merger dated effective December 20, 2013

3.2          Certificate of Change dated effective December 20, 2013

3.3          Certificate of Correction dated December 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BE AT TV, INC.

/s/ Linda Miller

Per: Linda Miller
       Secretary

Date: December 31, 2013